Exhibit 2.1
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of November 30, 2005 among Emmis Television Broadcasting, L.P., an Indiana limited partnership, Emmis Television License, LLC, an Indiana limited liability company, and Emmis Indiana Broadcasting, L.P., an Indiana limited partnership (collectively, “Seller”) and LIN Television Corporation, a Delaware corporation (“Buyer”).
Recitals
     A. Buyer and Seller are parties to an Asset Purchase Agreement (the “Purchase Agreement”) dated August 19, 2005 with respect to, among other things, the following television stations, and desire to amend the Purchase Agreement as set forth herein:
WALA-TV, Mobile, Alabama (“WALA”)
WBPG(TV), Gulf Shores, Alabama (“WBPG”)
     B. The FCC Consent with respect to WALA has been obtained, but the FCC Consent with respect to WBPG has not yet been obtained.
Agreement
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties, intending to be legally bound, hereby agree as follows:
     1. Amendment to Article 1. Buyer and Seller hereby amend the Purchase Agreement to add the following new Section 1.13:
     “1.13 Mobile Group. With respect to the Mobile Group, notwithstanding anything in this Agreement to the contrary:
          (a) The parties hereby further allocate the Mobile Group Allocated Price as follows:
WALA-TV, Mobile, Alabama $73,000,000 (“WALA Allocated Price”)
WBPG(TV), Gulf Shores, Alabama $12,000,000 (“WBPG Allocated Price”)
          (b) The Mobile Group Partial Closing will occur as follows:
               (i) at a Closing (the “First Mobile Closing”) on November 30, 2005, (subject to the satisfaction or waiver of the applicable conditions set forth in Articles 6 or 7 hereof), (A) Buyer shall pay Seller the WALA Allocated Price plus a portion of the WBPG Allocated Price equal to $9,000,000, and (B) Seller shall convey to Buyer all Mobile Group Station Assets other than the WBPG Designated Assets; and
               (ii) at a second Closing (the “Second Mobile Closing”) on the second business day after the date of the FCC Consent with respect to the WBPG Partial Application

(subject to the satisfaction or waiver of the applicable conditions set forth in Articles 6 or 7 below), (A) Buyer shall pay Seller the balance of the WBPG Allocated Price, and (B) Seller shall convey to Buyer the WBPG Designated Assets. For purposes hereof, the “WBPG Designated Assets” shall mean the following (i) the WBPG Network Affiliation Agreement with the WB and the WBPG lease with American Tower and (ii) the WBPG FCC Licenses.
          (c) Effective as of the First Mobile Closing, the Outside Date for WBPG is hereby extended until December 1, 2008. At the First Mobile Closing, the parties shall enter into a local programming and marketing agreement with respect to WBPG (the “LMA”).
          (d) Except as set forth below, the terms of Section 1.12(e) shall apply to such Closings. For purposes thereof, the Mobile Group Partial Closing will be deemed to occur in separate Partial Closings as follows: (i) for WALA, a single Partial Closing (at the First Mobile Closing), and (ii) for WBPG, two separate Partial Closings, one for all WBPG Station Assets other than the WBPG FCC Licenses (at the First Mobile Closing), and one for the WBPG FCC Licenses (at the Second Mobile Closing). Without limiting the generality of the foregoing, with respect to the WBPG employees retained by Seller after the First Mobile Closing, for purposes of the hiring and other obligations of Section 5.7 of this Agreement, Closing means the Second Mobile Closing.
          (e) If after the First Mobile Closing and before the Second Mobile Closing, this Agreement is terminated with respect to WBPG, then the WBPG First Closing (but no other Partial Closing) shall be rescinded. In such event, within five business days of termination, Buyer shall reconvey to Seller the WBPG Station Assets conveyed at the First Mobile Closing (with any assets shared by WALA and WBPG (other than WBPG Designated Assets) shall be retained by Buyer and shall be made available to Seller equitably) and Seller shall repay to Buyer the portion of the WBPG Allocated Price paid at the First Mobile Closing.
          (f) For the purpose of allocating and disbursing the Deposit pursuant to Section 1.12(e)(iii), the entire amount of the Deposit allocated pro-rata to the Mobile Group shall be allocated and disbursed in connection with the payment of the WALA Allocated Purchase Price at the First Mobile Closing.
          (g) This Section shall survive any termination of this Agreement.”
     2. Amendment to Article 4. Buyer and Seller hereby amend the Purchase Agreement to add the following new Section 4.1(l) :
          “(l) continue to diligently prosecute the license renewal application with respect to WBPG (file no. 20041201ARH) (the “WBPG Renewal Application”), including entering into a customary tolling agreement consistent with past practice to the extent that such agreement would facilitate such prompt grant of the WBPG Renewal Application.”
     3. Miscellaneous. Capitalized terms used herein and not defined shall have the respective meanings set forth in the Purchase Agreement. Except as expressly set forth herein, the Purchase Agreement has not been amended or modified and remains in full force and effect. This Amendment may be executed in separate counterparts.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

BUYER:	LIN TELEVISION CORPORATION
By:
Name:
Title:

SELLER:	EMMIS TELEVISION BROADCASTING, L.P. By: Emmis Operating Company, its general partner
By:
Name:
Title:

EMMIS TELEVISION LICENSE, LLC
By:
Name:
Title:

EMMIS INDIANA BROADCASTING, L.P.
By:
Name:
Title:

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